Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-83993, 333-50217, 333-50381, 333-39376, 333-97765 and 333-98263) pertaining to the Employee Stock Purchase Plan and the 1993 Stock Option Plan, 1995 Stock Option/Issuance Plan, 1997 Stock Incentive Plan, 1997 Stock Incentive Plan, as amended, and 2002 Stock Bonus Plan of Nanogen, Inc., of our report dated January 24, 2003, except Note 15 as to which the date is February 27, 2003, with respect to the consolidated financial statements of Nanogen, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

ERNST & YOUNG LLP

San Diego, California

March 26, 2003